Exhibit 99.2

                       [KPMG Peat Marwick LLP Letterhead]

                         Independent Accountants' Report

Board of Directors
Headlands Mortgage Company:

We have examined management's assertion about Headlands Mortgage Company's (the Company) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 1997 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company has complied in all material respects with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.


                                                   /s/ KPMG Peat Marwick LLP
San Francisco, California
February 13, 1998

                     [HEADLANDS MORTGAGE COMPANY LETTERHEAD]

As of and for the year ended December 31, 1997, Headlands Mortgage Company (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy both in the amount of $5.5 million.

                               HEADLANDS MORTGAGE COMPANY


                               By: /s/ Dennis Tussey
                                  ----------------------------------------------
                                   Dennis Tussey
                                   Senior Vice President,
                                   Loan Administration